Exhibit 10.19

TERMINATION AGREEMENT AND GENERAL RELEASE

This Termination Agreement and General Release is between the undersigned Oxford Holdings, LLC (“Oxford”), The Venture Group, LLC (“VG”) and Health Enhancement Products, Inc., a Nevada corporation (the “Company”) and is dated as of this 26th day of January, 2012.

RECITALS

Reference is made to that certain Consulting Agreements between the Company and Oxford dated September 15, 2011, as amended October 11, 2011 (“Agreement”), which was executed in connection with a planned capital raising transaction with VG.

VG and the Company executed financing documents dated on or around November 8th, 2011 (“Original Financing”), in connection with which Oxford was paid $42,600 (the “Transaction Fee”). However, the Company and VG have since terminated the documents executed in connection with the Original Financing.

VG and the Company have since entered into a new financing transaction (“New Transaction”) under which VG will purchase a maximum $500,000 Subordinated Convertible Note.

Oxford and the Company have agreed that the Transaction Fee already paid to Oxford ($42,600), plus a warrant (to be issued Oxford upon closing of the New Transaction) to purchase 200,000 shares of Company common stock at an exercise price of $.15 per share for a term of two years, shall be in full and complete satisfaction of all amounts owing to Oxford by the Company under the Agreement or otherwise, including but not limited to in connection with the Original Transaction and the New Transaction.

Oxford and the Company have agreed to terminate the Agreement and that neither party shall have any further rights or obligations thereunder.

AGREEMENT

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.

Payment of Fees under Agreement.  Upon the Closing of the New Transaction, in the amount of $500,000, in addition to the Transaction Fee already paid to Oxford, the Company shall issue to Oxford a warrant to purchase 200,000 shares of Company common stock at an exercise price of $.15 per share for a term of two years.  In addition, at the request of VG, the Company shall pay to the Deveney Law Firm $358 in payment of wire transfer fees.  The foregoing payments are in full and complete satisfaction of all amounts owing to Oxford by the Company whether under the Agreement or otherwise, including but not limited to in connection with the Original Transaction and the New Transaction.

2.

 Termination of Agreement.  The parties hereby agree that the Agreement is hereby terminated and that neither party shall have any further rights or obligations thereunder.

3.

Compliance with Laws.  Oxford and VG represent and warrant jointly and severally to the Company that Oxford has complied fully with applicable securities laws in connection with rendering services to the Company under the Agreement.  Oxford and VG shall jointly and severally promptly indemnify the Company and its officers and directors from any loss, liability or expense (including but not limited to reasonable attorney fees and costs) incurred by any such persons in any way relating to or arising from Oxford’s breach of the foregoing representation.

4.

General Release.    Oxford (together with its predecessors, successors, affiliates, subsidiaries, parent companies, DBA's, insurers, subcontractors, contractors, employees, former employees, directors, officers, shareholders, members and any other related entities) hereby fully releases, remises, acquits and forever discharges the Company (together with its predecessors, successors, affiliates, subsidiaries, parent companies, DBA's, insurers, subcontractors, contractors, employees, former employees, directors, officers, shareholders, members and any other related entities) from any and all claims, demands, actions, causes of action, damages, obligations, losses and expenses of whatsoever kind or nature, known or unknown, choate or inchoate, directly or indirectly arising out of, or related to, any matter arising prior to the date hereof.  This release shall not apply to any claims or suits arising from or pertaining to this Agreement.  This release shall be binding from the date hereof to eternity.  The parties acknowledge that this release should receive full faith and credit from all courts and agencies.

Executed by the parties as an instrument under seal as of the date hereof.

The Venture Group, LLC

Health Enhancement Products, Inc.

/s/ Jeff Rice

/s/ Philip Rice

By: David  J. Rice, Managing Member

Philip M. Rice, II, CFO, duly authorized

duly authorized

Oxford Holdings, LLC

/s/ William Sudek

By:  William R. Sudeck, Managing Member

duly authorized

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